As filed with the Securities and Exchange Commission on June 9, 1997
                                             Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                          HVIDE MARINE INCORPORATED
             (Exact name of issuer as specified in its charter)

           FLORIDA                                         65-0524593
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                     Identification Number)

                           2200 ELLER DRIVE, P.O. BOX 13038
                            FORT LAUDERDALE, FLORIDA 33316
                                    (954) 523-2200
                 (Address of Principal Executive Offices and Zip Code)


                      BOARD OF DIRECTORS STOCK COMPENSATION PLAN
                         KEY EMPLOYEE STOCK COMPENSATION PLAN
                               (Full title of the plans)


                                  GENE DOUGLAS, ESQ.
                        VICE PRESIDENT-LEGAL & GENERAL COUNSEL
                           2200 ELLER DRIVE, P.O. BOX 13038
                            FORT LAUDERDALE, FLORIDA 33316
                                    (954) 523-2200
             (Telephone number, including area code, of agent for service)


                                       COPY TO:
                                 MICHAEL JOSEPH, ESQ.
                                  DYER ELLIS & JOSEPH
                            600 NEW HAMPSHIRE AVENUE, N.W.
                                WASHINGTON, D.C.  20037

                            CALCULATION OF REGISTRATION FEE


       Title of securities              Amount to         Proposed maximum      Proposed maximum          Amount of
         to be registered             be registered        offering price      aggregate offering     registration fee
                                                            per share(1)            price(1)
Class A Common Stock, par value
$.001 per share...................        95,000               $24.50              $2,327,500              $705.30
----------------------------------  ------------------  --------------------  --------------------- ---------------------


(1) Pursuant to Rule 457(c) and (h), the proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee, and are based upon the average high and low prices of the Class A Common Stock as reported by the Nasdaq Stock Market on June 9, 1997.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The registrant hereby incorporates by reference into this registration statement the following documents filed by the registrant with the Securities and Exchange Commission:

         (a)      Annual Report on Form 10-K for the year ended December 31,
                  1996;

         (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

         (c) The description of the registrant's Class A Common Stock, $.001 par value, incorporated by reference to the registrant's Registration Statement on Form S-1, Commission File No. 33-78166; and

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation provide that the Company shall indemnify each director and officer of the Company to the fullest extent permitted from time to time by the laws of the State of Florida or any other applicable laws as presently or hereafter in effect. Section 607.0850 of the Florida Business Corporation Act currently provides as follows:

                  (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                  (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection
         (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

                  (4) Any indemnification under subsection (1) or subsection
         (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2).
         Such determination shall be made:

                  (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

                  (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                  (c)  By independent legal counsel:

                       1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

                       2. If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b) selected by majority vote of the full board of directors (in which directors who are parties may participate); or

                  (d) By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of stockholders who were not parties to such proceeding.

                  (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

                  (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

                  (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                  (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                  (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

                  (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

                  (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

                  (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

                  (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the stockholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

                  (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

                  (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

                  (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection
                  (7).

                  (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (11) For purposes of this section:

                  (a) The term "other enterprises" includes employee benefit plans;

                  (b) The term "expenses" includes counsel fees, including those for appeal;

                  (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

                  (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal;

                  (e)  The term "agent" includes a volunteer;

                  (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

                  (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

                  (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         The Registrant has purchased an insurance policy that provides for indemnification of the Registrant's executive officers and directors for liability resulting from their negligence, error, omission or breach of duty while acting in their capacities as executive officers and directors on any matter claimed against them by reason of their being executive officers and directors.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

      4.1*        Form of Class A Common Stock Certificate (Domestic)

      4.2*        Form of Class A Common Stock Certificate (Foreign)

      5.1 Opinion of counsel as to the legality of securities being registered

     10.1         Hvide Marine Incorporated Board of Directors Stock
                  Compensation Plan

     10.2         Hvide Marine Incorporated Key Employee Stock Compensation Plan

     23.1         Consent of Ernst & Young LLP

     23.2         Consent of Dyer Ellis & Joseph (included as part of Exhibit
                  5.1)

     24.1         Power of Attorney


 * Filed as exhibit of same number to the Registrant's Registration Statement on Form S-1, File No. 33-78166, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                     (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on the 9th day of June, 1997.

                                      HVIDE MARINE INCORPORATED



                          By:                    *
                                           J. Erik Hvide
                                      Chairman, President and
                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                              TITLE                                  DATE

            *                       Chairman of the Board, President, Chief                June 9, 1997
-----------------------
J. Erik Hvide                         Executive Officer and Director (principal
                                      executive officer)

            *                       Executive Vice President, Chief Financial              June 9, 1997
-----------------------
John H. Blankley                      Officer and Director


            *                       Controller (principal accounting officer)              June 9, 1997
-----------------------
John J. Krumenacker

            *                       Executive Vice President and Director                  June 9, 1997
-----------------------
Eugene F. Sweeney

            *                       Director                                               June 9, 1997
-----------------------
Robert B. Calhoun, Jr.

            *                       Director                                               June 9, 1997
-----------------------
Gerald Farmer

            *                       Director                                                June 9, 1997
-----------------------
Jean Fitzgerald


            *                       Director                                               June 9, 1997
-----------------------
John J. Lee

            *                       Director                                               June 9, 1997
-----------------------
Walter C. Mink

            *                       Director                                               June 9, 1997
-----------------------
Robert Rice

            *                       Director                                               June 9, 1997
-----------------------
Raymond B. Vickers



*By:    /S/ MICHAEL JOSEPH
              Michael Joseph
             Attorney-in-Fact

                                INDEX TO EXHIBITS


EXHIBIT                                                      SEQUENTIALLY
NUMBER          DESCRIPTION OF DOCUMENT                      NUMBERED PAGE

5.1 Opinion of counsel as to the legality of securities being registered

10.1          Hvide Marine Incorporated Board of Directors
              Stock Compensation Plan

10.2          Hvide Marine Incorporated Key Employee Stock
              Compensation Plan

23.1          Consent of Ernst & Young LLP

23.2          Consent of Dyer Ellis & Joseph
              (included as part of Exhibit 5.1)

24.1          Power of Attorney